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                                                                      EXHIBIT 15


November 13, 1998



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re: Cleco Corporation on Form S-8 (Registration Nos. 2-79671, 33-10169, 33-38362 and 33-44663) and Form S-3 (Nos. 33-24895,
                33-62950 and 333-02895)

We are aware that our report dated October 26, 1998 on our review of the interim financial information of Cleco Corporation as of September 30, 1998 and for the three-month and nine-month periods ended September 30, 1998 and 1997 included in this Form 10-Q is incorporated by reference in the above mentioned registration statements. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.






PricewaterhouseCoopers LLP